Exhibit 99.1
Guitar Center, Inc.
Management Operating Model for 2007
As of February 26, 2007
(in thousands, except per share amounts)

					2007
GC Retail	Q1	Q2	Q3	Q4	Year

Net Sales
Bottom end of range	373,678	371,305	380,041	491,560	1,616,584
Top end of range	380,423	381,443	390,545	505,371	1,657,782

Comp store sales increase
Bottom end of range	0.00%				0.00%
Top end of range	2.00%				3.00%

					2007
Music & Arts Retail	Q1	Q2	Q3	Q4	Year

Net sales
Bottom end of range	38,066	36,963	41,760	53,875	170,664
Top end of range	38,728	37,595	42,420	54,757	173,500

					2007
Direct Response	Q1	Q2	Q3	Q4	Year

Net sales
Bottom end of range	108,590	111,566	120,460	160,377	500,993
Top end of range	113,008	116,106	125,362	166,905	521,381

					2007
Consolidated Company	Q1	Q2	Q3	Q4	Year

Net sales
Bottom end of range	520,334	519,834	542,261	705,812	2,288,241
Top end of range	532,159	535,144	558,327	727,033	2,352,663

Operating income
Bottom end of range	4.9%	3.9%	3.6%	9.2%	5.7%
Top end of range	5.2%	4.3%	4.0%	9.5%	6.0%

Interest expense
Bottom end of range	2,100	2,400	2,000	2,000	8,500
Top end of range	2,200	2,500	2,100	2,200	9,000

Net earnings
Bottom end of range	14,069	10,701	10,718	38,035	73,523
Top end of range	15,449	12,367	12,412	40,568	80,796

Weighted diluted shares	30,500	30,500	30,500	30,500	30,500

EPS
Bottom end of range	0.46	0.35	0.35	1.25	2.41
Top end of range	0.51	0.41	0.41	1.33	2.65

EBITDA
Bottom end of range	36,806	32,624	32,033	77,066	178,528
Top end of range	38,987	35,278	34,733	81,052	190,049

Capital expenditure
Bottom end of range	32,474	21,224	11,080	8,552	73,330
Top end of range	34,474	22,224	12,080	10,552	79,330

The data provided in the above tables represents forward-looking statements and must be read in conjunction with the information provided in the attached Form 8-K, including that provided under the caption "Risk Factors".

Exhibit 99.1
Guitar Center, Inc.
Management Operating Model for 2007
As of February 26, 2007
(in thousands)

					2007
Reconciliation of EBITDA to Net Income:	Q1	Q2	Q3	Q4	Year

Bottom end of range
Projected net income	14,069	10,701	10,718	38,035	73,523
Income taxes (39.5%)	9,166	6,966	6,986	24,834	47,952
Interest expense (top end)	2,200	2,500	2,100	2,200	9,000
Depreciation and amortization (mid-point)	11,371	12,457	12,229	11,997	48,053
Projected EBITDA	36,806	32,624	32,033	77,066	178,528

Top end of range
Projected net income	15,449	12,367	12,412	40,568	80,796
Income taxes (39.5%)	10,067	8,054	8,092	26,487	52,700
Interest expense (bottom end)	2,100	2,400	2,000	2,000	8,500
Depreciation and amortization (mid-point)	11,371	12,457	12,229	11,997	48,053
Projected EBITDA	38,987	35,278	34,733	81,052	190,049

Earnings before interest, taxes, depreciation and amortization, or EBITDA, is not a measure of financial performance under generally accepted accounting principles. In accordance with Regulation G promulgated by the Securities and Exchange Commission, we are providing a reconciliation of projected EBITDA, a "non-GAAP" financial measure, to projected net income, the GAAP-based financial measure that we believe is most comparable.

We present this non-GAAP data because many investors view this information as a useful measure of a company's performance or its ability to generate cash flow and service debt or capital obligations. This financial measure should not, however, be considered as a substitute for measures determined under generally accepted accounting principles, such as net income and cash flow from operations. Further, the calculation of EBITDA varies from company to company and thus the results that we calculated using the methodology specified above might not be comparable to the amounts reported by other companies.

The data provided in the above tables represents forward-looking statements and must be read in conjunction with the information provided in the attached Form 8-K, including that provided under the caption "Risk Factors".